Exhibit 99.2

Hercules Offshore Prices Private Placement of Senior Secured Notes and Senior Notes

HOUSTON, March 27, 2012 — Hercules Offshore, Inc. (Nasdaq: HERO) today announced that it has priced a private placement of $300,000,000 aggregate principal amount of senior secured notes due 2017 (the “secured notes”), which will bear an interest rate of 7.125% per annum. The Company also announced that it has priced a private placement of $200,000,000 aggregate principal amount of senior notes due 2019 (the “unsecured notes” and, together with the secured notes, the “notes”), which will bear an interest rate of 10.25% per annum. The notes are being sold at par. Hercules Offshore expects to use the net proceeds from the notes offering to repay all of the indebtedness outstanding under our existing secured term loan. As a result of the repayment of our term loan, our outstanding 10.5% Senior Secured Notes will become unsecured. The Company expects to use the remaining net proceeds for general corporate purposes, including to fund a portion of the purchase price for the previously announced acquisition of the drilling rig Ocean Columbia as well as the costs associated with the repair, upgrade and mobilization of the Ocean Columbia.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The securities to be offered have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The securities will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act.

This press release contains forward-looking statements. Forward-looking statements give Hercules Offshore’s current expectations or forecasts of future events based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in Hercules Offshore’s filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Forward-looking statements in this press release relate to, among other things, the closing of the private placement and the use of proceeds therefrom. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. The forward-looking statements speak only as of the date made and, other than as required by law, Hercules Offshore undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Hercules Offshore, Inc.

CONTACT:

Son P. Vann

Vice President Investor Relations and Planning

713-350-8508